Exhibit 23.2
Consent Of Geological Consultant




Decembar 9, 2004


I hereby consent to the inclusion and reference of my report dated July 6, 2004, entitled "Sobeski Lake Area Claims" in the Registration Statement on Form SB-2 filed by Dynamic Gold Corp. with the United States Securities and Exchange Commission. I confirm that I have reviewed Dynamic Gold Corp.'s summary of my geological report in its registration statement and concur will its contents. I also consent to the inclusion of my name as an expert in Dynamic Gold Corp.'s registration statement and the filing of this consent as an exhibit to its registration statement.


/s/ Erik A. Ostensoe
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Erik Ostensoe
Professional Geologist